GMAC COMMERCIAL FINANCE LLC
                           1290 Avenue of the Americas
                            New York, New York 10104


                                                            as of March 20, 2003

DELTA MILLS, INC.
100 Augusta Street
Greenville, South Carolina 29601


        Re: Consent and Amendment to Credit Agreement and Other Documents

Gentlemen:

         Reference is made to the Revolving Credit and Security Agreement dated as of March 31, 2000 (as amended, restated, renewed, extended, supplemented, substituted or otherwise modified, the "Credit Agreement"), by and between DELTA MILLS, INC. ("Borrower") and GMAC COMMERCIAL FINANCE LLC, as successor by merger with GMAC COMMERCIAL CREDIT LLC, as a lender and as agent for the lenders party to the Credit Agreement from time to time (in such capacity, "Agent"). All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement.

         Borrower has requested that Agent consent to the sale of its Maiden, North Carolina facility and make certain amendments to the Credit Agreement, the Factoring Agreement and the Other Documents and Agent has agreed to do so, subject to the terms and conditions contained herein.

         A.  Amendment   Regarding  GMAC  Commercial  Finance  LLC.  The  Credit
Agreement, the Factoring Agreement and the Other Documents are hereby amended as follows:

                  All references to "GMAC Commercial Credit LLC" appearing in the Credit Agreement, the Factoring Agreement, and the Other Documents are deleted in their entirety and references to "GMAC Commercial Finance LLC, as successor by merger with GMAC Commercial Credit LLC" are inserted in lieu thereof.

         B. Amendments to Credit Agreement.

                  1.  The  definition  of  "Factoring  Agreement"  set  forth in
Article I of the Credit Agreement is amended and restated in its entirety to read as follows:

                           ""Factoring  Agreement" shall mean,  individually and
                  collectively, the Amended and Restated Factoring Agreement effective as of March 31, 1993 between Borrower and Factor, and the Factoring Service Agreement effective as of July 15, 1986 between Borrower and Factor, as each such agreement exists, has been or may hereafter be amended, restated, renewed, extended, supplemented, substituted or otherwise modified from time to time."

                  2. The definition of "Applicable Margin for Domestic Rate Loans" set forth in Section 1.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                           ""Applicable  Margin for  Domestic  Rate Loans" shall
                  mean (- .50%)."

                  3. The definition of "Applicable Margin for Eurodollar Rate Loans" set forth in Section 1.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                           ""Applicable Margin for Eurodollar Rate Loans"  shall
                  mean 1.75%."

                  4. The definition of "Term" set forth in Section 1.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                           ""Term" shall mean the Closing Date through March 31,
                  2007."

                  5. The following definition of "Fixed Charge Coverage Ratio" is inserted in Section 1.2 of the Credit Agreement in the appropriate alphabetical position:

                           ""Fixed Charge  Coverage Ratio" shall mean, as of the
                  last day of each fiscal quarter of Borrower, the ratio of (a) EBITDA less unfinanced capital expenditures for the period of four consecutive fiscal quarters ending on such date to (b) the sum of all principal and cash interest paid with respect to any Indebtedness, plus cash taxes and dividends actually paid, in each case during the period of four consecutive quarters ending on such date. Notwithstanding anything to the contrary set forth herein, (a) any one-time charges incurred in connection with Borrower's closing of its Maiden, North Carolina plant shall be excluded from the calculation of the Fixed Charge Coverage Ratio and (b) for purposes of calculating the Fixed Charge Coverage Ratio, "unfinanced capital expenditures" shall be reduced by the amount of all cash proceeds of the Borrower's sales of assets during the period of calculation."

                  6. Section 3.3 of the Credit Agreement is hereby   amended and
restated in its entirety to read as follows:

                           "3.3  Commitment  Fee.  If, for any month  during the
                  Term, the average daily outstanding balance of the Advances for each day of such month is less than the Maximum Loan Amount, then Borrower shall pay to Agent, for the ratable benefit of Lenders, a fee at a rate equal to the product of the amount by which the Maximum Loan Amount in effect at such time exceeds such average daily outstanding balance of the Advances multiplied by .30%. The commitment fee shall be payable to Agent, for the ratable benefit of Lenders, in arrears on the last day of each month, shall be fully earned as of the last day of the applicable month in which such fee becomes due and shall not be subject to refund, rebate or proration for any reason whatsoever."

                  7. Section 4.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                           "4.10    Inspection   of   Premises  and    Inventory
                  Appraisals.

                                    (a) At all reasonable times,  Agent and each
                  Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from Borrower's books, records, audits, correspondence and all other papers relating to the Collateral and the operation of Borrower's business. Agent, any Lender and their agents may enter upon Borrower's premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of Borrower's business.

                                    (b) At any time that the amount equal to (i)
                  the lesser of the Maximum Loan Amount and the Formula Amount minus (ii) the average daily outstanding balance of Advances is less than Five Million Dollars ($5,000,000) for a period of thirty consecutive Business Days, Agent may, at its option, conduct, and Borrower hereby consents to and shall cooperate with an appraisal of Borrower's Inventory by an appraiser acceptable to Agent in its sole and absolute discretion. The cost of such appraisal, including reasonable fees and disbursements of such appraiser, shall be for the account of Borrower and Borrower shall pay any invoice directly delivered to it by such appraiser. To the extent Borrower fails to make any such payment, the amount due to the appraiser shall be an expense payable by Borrower under Section 15.9."

                  8. Section 6.9 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                           "6.9     Financial Covenants.

                                    (a) Maximum  Leverage Ratio.  Maintain as of
                  the last day of each of Borrower's fiscal quarters for the period of four consecutive quarters ending thereon, a Leverage Ratio of not more than 6.0:1.

                                    (b) Fixed Charge Coverage Ratio. Maintain as
                  of the last day of each of Borrower's fiscal quarters for the period of four consecutive quarters ending thereon, a Fixed Charge Coverage Ratio of not less than 1.0:1."

                  9. Section 7.6 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                           "7.6   Capital Expenditures. For  each of  Borrower's
                  fiscal years, make expenditures, on a consolidated basis, in connection with the maintenance of its capital assets in excess of $15,000,000."

         C. Amendment to Factoring Agreement. All references to "March 31, 2004" appearing in Section 9(a) of the Amended and Restated Factoring Agreement and
Section 8.3(a) of the Factoring Service Agreement are deleted in their entirety and references to "March 31, 2007" are inserted in lieu thereof.

         D. Consent to Sale. Borrower has requested that Lender consent to the sale of Borrower's "Maiden Plant" located in Maiden, North Carolina (the "Maiden Plant"). By its signature below, Lender hereby consents to the sale of the Maiden Plant by the Borrower, provided that the net proceeds of such sale are remitted to Lender as a mandatory prepayment of the Revolving Advances. Borrower and Lender hereby agree that for purposes of calculating EBITDA under the Credit Agreement, impairment and restructuring costs of the Maiden Plant closing as reflected on the Borrower's income statements in accordance with GAAP are considered extraordinary costs.

         E. General Provisions.

                  1. Except as specifically set forth herein, no other changes or modifications to the Credit Agreement or the Factoring Agreement or the Other Documents are intended or implied, and, in all other respects, the Credit Agreement, Factoring Agreement and the Other Documents shall continue to remain in full force and effect in accordance with their terms as of the date hereof. Except as specifically set forth herein, nothing contained herein shall evidence a waiver or amendment by Agent of any other provision of the Credit Agreement, the Factoring Agreement or any of the Other Documents nor shall anything contained herein be construed as a consent by Agent to any transaction other than those specifically consented to herein.

                  2. The terms and provisions of this agreement shall be for the benefit of the parties hereto and their respective successors and assigns; no other person, firm, entity or corporation shall have any right, benefit or interest under this agreement.

                  3. This agreement may be signed in counterparts, each of which shall be an original and all of which taken together constitute one amendment. In making proof of this agreement, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged.

                  4. This agreement sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein. This agreement cannot be changed, modified, amended or terminated except in a writing executed by the party to be charged.

                         Very truly yours,

                         GMAC COMMERCIAL FINANCE LLC, as Agent and Lender

                         By:        /s/  Robert Higgins
                             ---------------------------------------------------

                         Title:     EVP
                                ------------------------------------------------



ACKNOWLEDGED AND AGREED:

DELTA MILLS, INC.

By:      /s/ W.H. Hardman, Jr.
    -----------------------------------
         W.H. Hardman, Jr.
Title:   Chief Financial Officer
       --------------------------------